Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contacts

Media Contact

Andrew Cook / Linda Ventresca	Joseph Kuo / Caroline Gentile
AXIS Capital Holdings Limited	Kekst and Company
info@axiscapital.com	(212) 521-4800
(441) 297-9513

JOHN CHARMAN TO RETIRE AS CEO OF AXIS CAPITAL ON DECEMBER 31, 2008

Pembroke, Bermuda, February 7, 2006 – AXIS Capital Holdings Limited (“AXIS Capital”) (NYSE:  AXS) today announced that its Chief Executive Officer and President, John Charman, has informed the Company that he has decided to retire at the end of December 2008 when his existing employment agreement expires.  Mr. Charman advised the Company that his decision is the result of his divorce proceeding currently pending in the United Kingdom.

Michael Butt, Chairman of AXIS Capital, stated:  “Since the inception of AXIS, our Board of Directors has reviewed senior management succession annually and the Company has developed a very strong and deep management group.  Of course, 2009 is some time away.  Meanwhile, John remains totally committed to the Company, our strategy remains unchanged and I look forward to continuing to implement it with him.”

AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with shareholders’ equity at December 31, 2005 of $3.5 billion and locations in Bermuda, the United States, Europe and Singapore.  Its operating subsidiaries have been assigned a rating of “A” (“Excellent”) by A.M. Best and a rating of “A” (“Strong”) by Standard & Poor’s.  AXIS Capital has been assigned a senior unsecured debt rating of Baa1 (stable) by Moody’s Investors Service and BBB+ (stable) by Standard & Poor’s.  For more information about AXIS Capital, visit our website at www.axiscapital.com.

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AXIS Capital Holdings Limited  106 Pitts Bay Road  Pembroke, Bermuda  HM08

Tel. 441.296.2600  Fax 441.296.3140

www.axiscapital.com